Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and effective as of this 8th day of December 2011 by and between ViewPoint Bank, N.A. a national banking association with its principal location in Plano, Texas (the “Bank”), ViewPoint Financial Group, a Texas corporation and registered bank holding company with its principal location in Plano, Texas (“VPFG”) (collectively referred to herein as “Company”) and Kevin J. Hanigan (the “Executive”).

RECITALS

A. The Company recognizes the value of the Executive’s services and desires to insure the Executive’s employment with the Company.

B. The Executive elects to commence employment with the Company.

C. The Company and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement.

D. VPFG is joining in this Agreement in order to guaranty the Bank’s obligations in the event the Bank is unable to fulfill its obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive agrees to serve and be employed by the Company, on the terms and conditions, set forth herein.

2.	Term of Employment. The employment of the Executive by the Company as provided under Section 1 shall commence upon the closing of the acquisition by the Company of Executive’s current employer, or sooner as negotiated by Executive and Chairman of the Company, and end on December 31, 2014, unless further extended or sooner terminated as hereinafter provided. On December 31, 2013 and on each year thereafter, the term of the Executive’s employment hereunder shall be extended automatically one (1) additional year, unless 60 days prior to the date of such automatic extension the Company shall have delivered to the Executive a Notice of Termination (as defined in Section 7(a)(viii)) or the Executive shall have delivered to the Company a Notice of Termination that the term of the Executive’s employment hereunder shall not be extended.

3.	Position, Duties and Evaluation. The Executive shall serve as President and Chief Executive Officer of the Bank and VPFG with responsibilities and authority as may from time to time be assigned to him by the Chairman of the Board of Directors of the Company and/or the Boards of Directors of the Company. The Executive shall be responsible for the execution of all plans and strategies as determined by the Board of Directors and Executive shall have authority for all employment and termination decisions. The Executive shall devote substantially all of his working time and efforts to the business affairs of the Company. In addition, the Executive shall serve on the Board of Directors of the Bank and of VPFG during the term of this Agreement for so long as he is elected to such positions.

No later than January 31 of each calendar year during the term of this Agreement, the Company shall evaluate and assess the performance of Executive. Such evaluation shall relate to the duties and responsibilities of Executive under this Agreement and progress toward established goals as agreed to by the Executive and Board of Directors and the working relationship among Executive, the staff and the Board. The evaluation shall be conducted by the Board of Directors in executive session without Executive being present and the Board or a director or directors designated by the Board shall thereafter meet with Executive to discuss the evaluation in accordance with procedures as may be agreed to by Executive and Bank.

4.	Place of Performance. In connection with the Executive’s employment hereunder, the Executive shall initially be based at the Company’s principal offices located in Plano, Texas subject to reasonable travel on the business of the Company.

5.	Compensation and Benefits. In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

(a)	Base Salary. The Company shall pay to the Executive an aggregate base salary at a rate of not less than four-hundred seventy-five thousand dollars ($475,000) per annum, payable in accordance with the Company’s normal payroll practices. Such base salary may be increased from time to time by the Board of Directors in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the term of the Executive’s employment hereunder be decreased.

Compensation of the Executive by base salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit program of the Company. Such base salary payments (including increases or decreases thereto) shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company with respect to such base salary.

(b)	Bonus and Incentive Compensation. The Company shall pay to the Executive, with respect to each fiscal year during the term of the Executive’s employment hereunder, such cash bonus as the Board of Directors of the Company (exclusive of the Executive) shall determine in their sole discretion; provided, however, in no event shall this paragraph (b) be deemed to require that any such bonus be paid with respect to any such fiscal year. In addition, the Executive shall have the right to participate in any Incentive Compensation Plan adopted by the Company, without diminution of any other compensation or benefit provided for in this Agreement.

(c)	Expenses. The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all such expenses of travel and living expense while away from home on business of the Company, provided that such expenses are incurred, accounted for and documented in accordance with the regular policies and procedures established by the Company from time to time.

(d)	Employee Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of their employee benefit plans and arrangements in effect on the date hereof in which the Executive participates, including the Company employee stock ownership plan, or plans or arrangements providing the Executive with at least equivalent benefits thereto (including but not limited to any employee pension benefit plan, stock option plan, life insurance and health-and-accident plan, medical insurance plan, disability income plan, and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionally greater reduction in the rights or benefits of the Executive as compared with any other executive of the Company.

The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to their executives (whether or not inclusive of their employees generally), subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements. Neither coverage nor benefits paid under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive under paragraph (a) of this Section 5. Any payment or other benefits provided the Executive under any such plan or arrangement with respect to any plan year during which the Executive is employed hereunder for less than the full plan year shall be prorated in accordance with the number of days of such plan year during which he is so employed, unless otherwise provided in the pertinent plan or arrangement. The Executive’s entitlement hereunder shall include the method of cost-sharing, if any, in effect under the pertinent plan or arrangement at the relevant time.

(e)	Vacation and Sick Leave. The Executive shall be entitled to four (4) calendar weeks of vacation in each calendar year during the term of this Agreement, in accordance with the Company’s vacation policies, as well as to all paid holidays provided by the Company to its employees. In addition, Executive shall be entitled to participate in Company’s sick leave program as it is or may be in effect for senior executives of Company.

(f)	Services. The Company shall furnish the Executive with office space, secretarial and administrative assistance, and such other facilities and services as shall be suitable to his position and adequate for the performance of his duties hereunder.

(g)	Executive Benefits Allowance. In addition to and not in lieu of any compensation due and payable to Executive hereunder, Bank or Company shall provide Executive an executive benefits allowance in the amount of thirty-five thousand dollars ($35,000) for 2012 which shall be payable in equal installments according to the Bank’s and Company’s standard payroll practices. The allowance may be increased each year in accordance with action of the Board of Directors, but shall not, during the term of this Agreement, be decreased.

(h)	Life Insurance. As an additional employee benefit, Company agrees to provide at its expense a life insurance policy on Executive’s life owned by Executive in the face amount of one million dollars ($1,000,000). Executive may designate a beneficiary of such policy or if no designation is made, the beneficiary shall be the Executive’s estate.

(i)	Supplemental Executive Retirement Plan. During the term of this Agreement, Executive shall participate in the Supplemental Executive Retirement Plan (the “SERP”) previously approved by the Board of Directors and any other non-qualified retirement program hereafter established for the benefit of executives or key employees of the Bank or VPFG. Nothing in this Agreement shall be construed to modify, amend or conflict with the terms and conditions of the SERP. In the event of termination of employment, Executive’s vested rights under the SERP shall be governed by the SERP and shall not be affected by this Agreement.

6.	Directorship. Executive shall serve as a director of the Bank and VPFG for so long as he is elected to such positions and not otherwise removed all in accordance with standard Bank and VPFG election or removal procedures. However, during such time, he shall not receive any separate directors’ fees nor committee attendance fees.

7.	Compensation and Benefits in the Event of Termination or Acquisition of the Company. In the event of the termination of the Executive’s employment during the term of this Agreement, compensation and benefits shall be paid as set forth below.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)

“Cause” shall mean (A) the willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Board of Directors of the Company. The demand for substantial performance must specifically identify the manner in which the Executive is alleged to have not substantially performed his duties; or (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (C) the Executive’s conviction of a felony. For purposes of this sub-

paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission is in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive written notice from the Company, pursuant to a resolution adopted by the Board of Directors of the Company, and after he has been afforded a reasonable opportunity, together with his counsel, to be heard before such Board, and a written finding has been delivered to him to the effect that in the good faith opinion of such Board, the Executive was guilty of conduct as set forth under clause (A), (B), or (C) of the first sentence of this sub-paragraph, specifying in writing the particulars thereof in detail.

(ii)	“Change in Control” shall mean a change in the ownership of VPFG or Bank, a change in the effective control of VPFG or Bank, or a change in the ownership of a substantial portion of the assets of VPFG or Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and IRC Regulation 1.409-3(i)(5). Notwithstanding the foregoing, the first sentence of IRC Regulation 1.409-3(i)(5)(vi)(1) as applied to this Agreement is revised to read as follows:

The date any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 50 percent or more of the total voting power of the stock of such corporation.

(iii)	“Compensation” shall mean the total compensation paid to Executive as reported or reportable in his W-2 and 1099 Forms from Bank and VPFG for that year, excluding any interest or dividends received, plus tax sheltered compensation including, but not limited to, 40 1(k) contributions, insurance premiums and the like.

(iv)	“Coincident With” shall mean any time within nine months prior to the occurrence of a Change in Control of the Bank or VPFG.

(v)	“Date of Termination” shall mean: (A) if the Executive’s employment is terminated by reason of his death, his date of death; (B) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties as provided under sub-paragraph (vi) of this paragraph (a); or (C) if the Executive’s employment is terminated by action of either party for any other reason, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(vi)	“Disability” shall mean the Executive’s failure to satisfactorily perform his regular duties on behalf of the Company on a full-time basis for ninety (90) consecutive days or such lesser period of time as provided under the disability insurance policy provided through Bank or VPFG, by reason of the Executive’s incapacity due to physical or mental illness that is expected to result in death or continue for at least 12 months, except where within thirty (30) days after Notice of Termination is given following such absence, the Executive shall have returned to the satisfactory, full-time performance of such duties. Any determination of Disability hereunder shall be made by the Board of Directors in good faith and on the basis of the certificates of at least three (3) qualified physicians chosen by it for such purpose, one (1) of whom shall be the Executive’s regular attending physician.

(vii)	“Good Reason” shall mean either:

(A)	Failure by the Company to comply with any material provision of this Agreement, provided that the Executive gives the Company (as applicable) written notice of such failure and such failure is not cured within ten (10) days thereafter;

(B)	Failure by the Company to obtain the assumption of their obligations under this Agreement by any successor, as provided under Section 15; or

(C)	Any of the following which shall occur coincident with or following a Change in Control:

(1)	Without the Executive’s express written consent, the assignment to him of any duties inconsistent with and in diminution of his positions, duties, responsibilities, and status with the Company immediately prior to such Change in Control, or a change resulting in diminution of his reporting responsibilities, titles, or offices as in effect immediately prior to such Change in Control, or any removal of him from, or any failure to re-elect him to, any of such positions resulting in such diminution, except in connection with the termination of his employment for Cause, Disability, or Retirement or as a result of his death or termination of employment by him other than for Good Reason;

(2)	A reduction by the Company in the Executive’s base salary as in effect on the date of this Agreement or as the same may be increased from time-to-time;

(3)	Without the Executive’s express written consent, the Company’s requiring him to be based anywhere other than within twenty-five (25) miles of his primary office location immediately prior to such Change in Control, except for required travel on the Company’s business consistent with his business travel obligations immediately prior to such Change in Control; or

(4)	The failure by the Company to comply with Section 5 of this Agreement.

(D)	Any purported termination of the Executive’s employment by action of the Company which is not effected pursuant to a Notice of Termination.

(viii)	“Notice of Termination” shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any purported termination of the Executive’s employment hereunder which is not effected in accordance with the foregoing shall be ineffective for purposes of the Agreement.

(ix)	“Retirement” shall mean termination of the Executive’s employment pursuant to the Company’s regular retirement policy applicable to the position held by the Executive at the time of such termination.

(x)	Reserved.

(xi)	“Termination” shall mean any action, event or series of events that causes the Executive to no longer be employed by the Company, for any reason, including the failure to renew or extend this Agreement.

(b)	Termination By the Company at Any Time for Cause or by the Executive at Any Time Without Good Reason. If the Executive’s employment hereunder is terminated either before, Coincident With, or after a Change in Control (A) by action of the Company for Cause or (B) by action of the Executive without Good Reason, the following compensation and benefits shall be paid and provided the Executive:

(i)	The Executive’s base salary provided under paragraph (a) of Section 5 through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given, to the extent unpaid prior to such Date of Termination;

(ii)	Any benefits to which the Executive may be entitled as a result of such termination, under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under paragraphs (d) and (h) of Section 5; and

(iii)	Any amounts due the Executive with respect to paragraph (c) of Section 5 as of the Date of Termination.

(c)	Termination at Any Time by Reason of the Executive’s Death, Disability or Retirement. In the event of the Executive’s death, Disability or Retirement at any time, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(i)	The Executive’s base salary under paragraph (a) of Section 5 through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), plus a pro rata portion of any unpaid bonus earned prior to the effective Date of Termination of Executive, to the extent unpaid prior to such Date of Termination;

(ii)	Any benefits to which the Executive (or his beneficiary) may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under paragraphs (d) and (h) of Section 5; and

(iii)	Any amounts due the Executive with respect to paragraph (c) of Section 5 as of the Date of Termination.

(d)	Termination by Company Not for Cause Prior to a Change of Control or Termination by Executive for Good Reason Prior to a Change in Control. If prior to, but not Coincident With, a Change in Control the Executive’s employment hereunder is terminated (A) by action of the Company without Cause or (B) by action of the Executive for Good Reason, the Executive shall be entitled to receive payments under this Agreement as though the Agreement was in effect through the end of the period set forth in Section 2 hereof without further automatic extensions after such termination, but such payment shall, under no circumstances, be less than the Executive’s base salary then in effect as provided under paragraph (a) of Section 5 as calculated for a period of eighteen (18) months plus a pro rata portion of any unpaid bonus earned prior to the effective Date of Termination of Executive. Executive acknowledges that such payments serve as total satisfaction of Executive’s claim under this Agreement.

(e)	Termination by Company Not For Cause Coincident With or Following a Change In Control or by Executive for Good Reason Coincident With or Following a Change in Control. If Coincident With or following a Change in Control the Executive’s employment hereunder is terminated (A) by action of the Executive for Good Reason or (B) by action of the Company not for Cause, the Company shall pay and provide the Executive the compensation and benefits stipulated under sub-paragraph (c) immediately above; provided, however, in addition thereto, the following compensation and benefits shall be paid and provided the Executive:

(i)	If such termination occurs Coincident With a Change in Control or within 12 months following a Change in Control, the Company shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination or on the effective date of the Change in Control, whichever occurs later, an amount equal to the Executive’s base salary then in effect as provided under paragraph (a) of Section 5 as calculated for a period of twenty-four (24) months.

If any payment or the value of any benefits under this section, either alone or together with other payments which the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”),the aggregate value of such payments and benefits payment shall be reduced to the largest amount as will result in no portion or benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the payment or benefits under this section, pursuant to the foregoing provision shall be made by the Executive in good faith, and such determination shall be conclusive and binding on the Company.

The Executive shall not be required to mitigate the amount of any payment or other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided under this Agreement be reduced by any compensation earned from or other benefit provided by any other employer of the Executive following the Date of Termination, or otherwise.

(f)	Continuation of Benefits. Following the termination of Executive’s employment hereunder, the Executive shall have the right to continue in the Company’s group health insurance plan and other Company benefit program as may be required by COBRA or any other federal or state law or regulation.

(g)	Compensation During Disability. In the event of the Executive’s failure to satisfactorily perform his duties hereunder on a full-time basis by reason of his incapacity due to physical or mental illness (as determined by the Executive’s regular attending physician) for any period not otherwise constituting Disability as defined under sub-paragraph (vi) of paragraph (a) of this Section 7, the Executive’s employment hereunder shall not be deemed terminated and he shall continue to receive the compensation and benefits provided under Section 5 in accordance with the terms thereof.

8.	Restrictive Covenant Not to Compete. In consideration of the agreements hereunder, the Executive agrees that in addition to any other limitation, for a period of twenty-four (24) months after his termination of Employment, either by his voluntary termination of employment in breach of this Agreement or his termination for Cause or termination other than for Cause, he will not within a 100-mile radius of the main office of the Company manage, operate or be employed by, participate in, or be connected in any manner with the management, operation, or control of any banking business, savings and loan business, or financial services business. The Executive further agrees, he will not solicit the business or patronage, directly or indirectly, from any customers of the Company and the Executive will not seek to or assist others to persuade any employee of the Company engaged in similar work or related to the Company’s work to discontinue employment with the Bank or seek employment or engage in any business of the Company. The Executive agrees to disclose the contents of this Agreement to any subsequent employer following the termination of this Agreement.

Irreparable harm shall be presumed if the Executive breaches any covenant of this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to the Executive’s employment and the Company is depending upon absolute compliance. Damages would probably be very difficult to ascertain if the Executive breached any covenant in this Agreement. This Agreement is intended to protect the proprietary rights of the Company in many important ways. In light of these facts, the Executive agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon the request of the Company, and the Executive specifically releases the Company from the requirement to post any bond in connection with a temporary or interlocutory injunctive relief, to the extent permitted by law. This remedy shall be in addition to any specific damages that the Company may be entitled to as a result of the breach of this Agreement.

9.	Return of Company Property. If and when Executive ceases, for any reason, to be employed by Company, Executive must return to Company all keys, pass cards, identification cards, Company-owned credit or debit cards, and any other property of Company. At the same time, Executive also must return to Company all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Company. The obligations in this Section 9 include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence or any in other location under Executive’s control.

10.	Non-Disclosure. During the term of his employment hereunder, or at any time thereafter, the Executive shall not disclose or use (except in the course of his employment hereunder) any confidential or proprietary information or data of the Company or any of their subsidiaries or affiliates regardless of whether such information or data is embodied in writing or other physical form.

11.	Confidentiality.

(a)	The Executive recognizes that his activities on behalf of the Company will require considerable responsibility and trust. Relying on the ethical responsibilities and undivided loyalty of the Executive, the Company has, and will in the future, entrust the Executive with highly sensitive confidential, restricted, and proprietary information involving Confidential Information (as defined below).

(b)	For the purposes of this Agreement, “Confidential Information” means any data of information that is material to the Company, and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes (without limitation):

(1)	the sales records, circulation, profit and performance reports, pricing manuals, training manuals, selling and price procedures, financing methods of the Company, and all other business records of the Company;

(2)	the identities of the customers of the Company, their specific demands, and their current and anticipated requirements for the products of the Company;

(3)	the business plans and internal financial statements and projections of the Company; and

(4)	the specifics of any specialized products or services the Company may offer or provide to its customers.

(c)

The Executive recognizes the proprietary and sensitive nature of the Company’s Confidential Information. The Executive agrees to abide by all of the Company’s rules and procedures designed to protect their Confidential Information and to preserve and maintain all such information in strict confidence during the Executive’s engagement with the Company and as long thereafter as the Confidential Information remains, in the sole opinion of the Company, proprietary and confidential to the Company. The Executive agrees not to use, disclose, or in any way use or disseminate any Confidential Information to any person not properly authorized by the Company.

(d)	Upon the request of the Company, and in any event, upon the termination of the Executive’s employment, the Executive must return to the Company and leave at the disposal of the Company all memoranda, notes, records, and other documents pertaining to the business of the Company, or the Executive’s specific duties for such entities (including all copies of such materials). The Executive must also return to the Company and leave at the disposal of the Company all materials involving any Confidential Information of the respective entities.

12.	Indemnification. Subject to 12 U.S.C. 1828 (k) and the regulations thereunder, the Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney’s fees) incurred by him in connection with the defense of, or as a result of any action or proceeding (or appeal therefrom) in which he is made (or threatened to be made) a party by reason of the fact that he is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, or to procure a judgment in its favor. The Company further agrees that the Executive is or shall continue to be covered and insured up to the maximum limits provided by all insurance maintained by the Company to indemnify their officers and directors (and the Company in connection therewith), and that they will use their best efforts to maintain such insurance in not less than its present limits throughout the term of the Executive’s employment hereunder. The Company hereby warrants and represents that the undertakings of this Section 12 are not in conflict with their articles of incorporation or by-laws, or any other validly existing agreement of the Company.

13.	Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that they have sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

14.	Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	c/o General Counsel
1309 W. 15th St., Suite 400
Plano, Texas 75075

To the Executive:

15.	Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall constitute Good Reason under subparagraph (vii) of paragraph (a) of Section 7. For purposes of this Agreement, “Company” shall mean the Company as defined above, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The term “Company” also means and includes any bank holding company of the Company.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee, and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

16.	Modification, Waiver or Discharge. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties, or obligations that the Executive or the Company may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Company, or under any established personnel practice or policy applicable to the Executive.

17.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

18.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which latter shall remain in full force and effect.

19.	Miscellaneous.

(a)	No Right of Set-Off, Etc. There shall be no right of set-off or counterclaim, in respect of any claim, debt, or obligation against any payments to the Executive, his beneficiaries, or estates provided for in this Agreement.

(b)	No Adequate Remedy at Law. The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such agreements.

(c)	Non-Assignability. Except for successors pursuant to Section 15 or an assignment by operation of law, no right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, applicable to his estate.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

21.	Section 409A.

(a)	It is the Bank’s intent that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Bank shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)	If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this Agreement, then notwithstanding any provision in this Agreement to the contrary, the remaining provisions of this Paragraph 13 shall apply.

(i)	If the Executive is a “specified employee,” as determined under the Bank’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six (6) month anniversary of such Date of Termination (or, if the Executive dies during such six-month period, within thirty (30) days after the Executive’s death).

(ii)	To the extent required to comply with Section 409A Code, any reimbursement of expenses pursuant to this Agreement, that will not be excluded from Executive’s income when received is subject to the following requirements: (1) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (2) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (3) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)	Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and Executive shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Internal Revenue Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

22.	Guaranty by Company. In the event the Company does not fulfill the Company’s obligations hereunder, such obligations shall be guaranteed by the Company.

23.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (by action of their duly authorized officers) have executed this Agreement on the date first above written.

VIEWPOINT BANK:

ATTEST:	/s/	By:	/s/ James McCarley
		Printed Name :	James McCarley
		Title:	Chairman of the Board

VIEWPOINT FINANCIAL GR0UP:

ATTEST:	/s/	By:	/s/ James McCarley
		Printed Name :	James McCarley
		Title:	Chairman of the Board

EXECUTIVE:

ATTEST:		By: /s/ Kevin J. Hanigan
Printed Name : Kevin J. Hanigan